EXHIBIT 10.38

[***] = Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.
DISTRIBUTION SERVICES AGREEMENT
This Distribution Services Agreement (“Agreement”) is made as of the 7th day of November, 2015, by and between AmerisourceBergen Drug Corporation, with an address at 1300 Morris Drive, Chesterbrook, PA 19087-5594 and DEXCOM Inc. with an address of 6340 Sequence Drive San Diego, CA 92121, (“Supplier”).
NOW, THEREFORE, for and in consideration of the mutual promises and obligations contained in this Agreement, the parties agree as follows;

1.	APPOINTMENT OF SUPPLIER

a.
Engagement. ABC and Supplier agree to a nonexclusive arrangement where Supplier agrees to sell consumer products (“Products”) to ABC on the terms and conditions set forth in this Agreement and any amendments or addendum thereto so that ABC may distribute the Product to customers. Supplier hereby appoints ABC (and all of its distribution centers) as an authorized distributor of record for all of its Products. Furthermore, Supplier will comply with all federal and state laws, requiring Supplier to publicly identify all of its authorized distributors.

b.
Term. This Agreement is effective as of the date set forth above (the “Effective Date”) and will continue in effect for two (2) years. Thereafter, this Agreement will automatically renew for subsequent terms of one (1) additional year, unless otherwise terminated by a party as allowed herein.

c.
Breach and Termination. Either party may terminate this Agreement for cause, upon [***] written notice of a material default to the other party of the reason for termination, and failure of that party to cure the default within the [***] period. Either party may terminate this Agreement with or without cause upon [***] prior written notice.

2.	PRICE AND PAYMENT

a.	Prices. All prices and offers by Supplier will be available to ABC and all of its affiliates with similar classes of trade. The price for Products shall be [***].

b.
Terms of Payment. Unless otherwise agreed, ABC will pay all Supplier invoices for undisputed orders in accordance with the due dates specified below; provided, however, that such payment terms are not less favorable to ABC than the payment terms offered to any other wholesale customer of Supplier and in no instances shall be less than: [***].

Under no circumstances shall Supplier make additions to any invoice amounts due to Supplier, unless a written memorandum from ABC authorizing such additions has been issued by ABC to Supplier.
ABC reserves the right, among other remedies, to suspend further purchases of Product(s) upon Supplier’s continuing material non-compliance with this Agreement.

c.	Debit Balance. Supplier shall immediately remit any monies due to ABC in the event of an ABC accounts payable debit balance situation with Supplier that persists for more than [***].

Debit balance is defined as the sum of all transactions in ABC’s accounts payable system having due dates through, but not extending beyond, the then present date.

d.
Electronic Payments: Supplier will receive payments for invoices by cheek. Without AmerisourceBergen’s prior written consent, the Supplier shall not have the right to debit any AmerisourceBergen account electronically. If AmerisourceBergen and Supplier elect electronic payments, the parties agree to participate in an Automated Clearing House (“ACH”) trade payments program within the operating guidelines of the National Automated Clearing House Association (“NACHA”).

Supplier shall send any electronic payment made by AmerisourceBergen to a bank within the territorial jurisdiction of the United States and such payment shall not be subject to standing instructions to be transferred or forwarded to a foreign bank account or financial institution. In the event that Supplier elects, as part of a single payment transaction, to transfer or forward the entire amount of any electronic payment made by AmerisourceBergen to a bank account or financial institution located outside the territorial jurisdiction of the United States, Supplier will provide written notice to AmerisourceBergen.

(i)	Remittance detail will accompany the actual funds transfer and be processed through the banking system in accordance with the provisions of NACHA’s ACH Rules, Corporate Trade Exchange Format (CTX).

(ii)
In addition to Supplier’s standard non-ACH trade terms of [***], for ACH transactions, Supplier agrees to provide appropriate float to reflect the measured value of external and internal float days on all payment terms to AmerisourceBergen. The new base terms for payment via ACH will be current terms plus float days.

(iii)
Supplier will include the additional appropriate float days referenced in the immediately preceding paragraph on all Supplier invoicing sent to AmerisourceBergen via EDI or hard copy. AmerisourceBergen will not be responsible for late ACII payments arising from any change to the transmission of float days unless AmerisourceBergen is provided with a [***] advance written notification of this change.

(iv)	AmerisourceBergen will exercise its best efforts to ensure that all ACH payments are made in accordance with the terms set forth in paragraph (ii) above.

(v)	Standard trade discounts are considered earned under the following circumstances:
a.    The payment is generated properly and on time by AmerisourceBergen and good funds are available to Supplier on day [***] (plus float, if applicable) from the Supplier invoice date (“due date”). In the event that the due date is a Saturday, Sunday, or bank holiday, the due date will be the next business day.
b.    The payment is generated properly and on time by AmerisourceBergen as evidenced by hard copy documentation, but availability to Supplier is delayed because of an infrequent system or procedural failure at AmerisourceBergen’s bank.

c.    The payment is generated properly and on time through AmerisourceBergen’s bank so that it would normally be available in accordance with the terms agreed to herein, but availability to Supplier is delayed through no fault of AmerisourceBergen’s bank.

e.
Primary Distribution Services Fee. Supplier shall pay a Primary Distribution Services Fee to ABC for primary distribution services, which consist of the [***] (collectively referred to as “Primary Distribution Services”). The amount of the Primary Distribution Services Fee is [***] Wholesale Acquisition Cost (“WAC”) and shall be invoiced monthly and payment shall be due within [***] of the date of the invoice. If the fees are not received within specified timeline, ABC reserves the right to deduct the amount due from payment to Supplier.

3.	ABC OBLIGATIONS

a.
Stock Product. ABC will make a good faith effort to maintain sufficient stock of Products to satisfactorily supply customer demand provided that such stock of products will not exceed [***] of inventory.

b.	Legal Compliance. ABC will comply with federal, state and local laws governing the purchase, storage, handling, sale, and distribution of Products.

c.	Drop Shipments. ABC will honor all invoices billed to ABC for drop shipments authorized by ABC, provided that the Product has been delivered and the invoice is not disputed by customer.

d.	Storage Conditions. ABC will use reasonable commercial efforts to maintain Products under proper conditions, both in storage and in transit to ABC customers.

e.	Short Dated Product. ABC will accept short dated Product (Product received with less than nine (9) months dating) in its sole discretion and on a case-by-case basis.

f.
Inventory and Sales Reports. ABC shall prepare and provide to Supplier, for the duration of this Agreement, Inventory Reports (“852”) and Sales Reports (“867”) as provided herein (together 852 and 867 are referred to as “Data”). All reports shall be transmitted in EDI format and shall be in the form, for the fee(s) and in accordance with other terms in this Agreement and Exhibits B and C. EDI 852 transmissions shall be sent weekly. They shall be provided by the end of the first business day following the end of the chosen reporting period. Records will only be created for those items which are actively stocked in an ABC division. This does not include any re-packaged inventory that may be purchased from American Health Packaging. ABC’s Puerto Rico Division activity Is typically included unless otherwise specified. EDI 867 transmissions shalt be sent weekly. They shall be provided by the end of the first business day following the end of the chosen reporting period. ABC may, solely due to contractual requirements, be required to block certain or all fields related to the data that discloses the identity of a particular shipping (DEA) location. ABC will not be required to share 867 data that allows the Supplier to determine the actual identity and physical address, including the full zip code, of the non-consumer end purchaser of the Product. Sales of any repackaged inventory that may be purchased from American Health Packaging will not be reported through this process.

g.	Grant of Limited License to Use Data. ABC hereby grants to Supplier a nonexclusive, assignable (in accordance with Section 12(b) of the Agreement) license to use the Data solely for Supplier’s Internal corporate purposes and in accordance with the confidentiality and other provisions of this Agreement. No Data may be sent to a third party unless Supplier receives prior written approval from ABC; provided, that, such Data may be provided to Supplier’s Affiliates and/or third parties that engaged by Supplier to perform internal business functions on Supplier’s behalf; provided, further, such Affiliates and/or third parties have agreed in writing to be bound by the provisions of this Agreement governing the use of, and restriction on, the Data.

h.
AmerisourceBergen Ownership of Data. All Data provided by ABC to Supplier under this Agreement is confidential information (as discussed in Section 8) owned by ABC. ABC has granted a license to Supplier to use the Data internally and In accordance with this Agreement. Except for the license granted contained herein, this Agreement does not grant Supplier any title or right of ownership to the Data.

i.
Limitations on Provision of Data. Notwithstanding any other provision of this Agreement, to the extent that, and only the extent that, ABC is prohibited from providing certain Data to Supplier by any agreement between (i) ABC or any of its affiliates and (ii) a third party, including a customer, then ABC shall provide all other Data but shall have no obligation to provide the Data that is so restricted,; provided, however, ABC shall use commercially reasonable efforts to provide the Data in a manner or file type that would not be in violation of the aforementioned agreements.

j.
EDI Implementation. Within [***] after the execution of this Agreement, the parties shall examine and test the capability of their respective EDI systems and implement a mutually agreeable system whereby transfers of information can be made effectively and on a consistent basis. In the event that critical internal support systems and electronic communication links, including EDI, are not available for [***], the parties will cooperate to promptly implement substitute procedures that may include excel files for 867 and 852 information. ABC reserves the right to change the frequency of 852 and 867 reports to monthly if sent in any format other than EDI. In the event that a disruption with the transmission occurs, ABC will have up to [***] following notification by Supplier to remedy the situation. ABC will exercise reasonable care to avoid material errors in gathering, processing and delivering data.

k.
Products. ABC acknowledges that each Product contain valuable trade secret information of Supplier. ABC shall not, and shall not permit or assist others to, reverse compile, reverse assemble or reverse engineer the Product or the software embedded therein. ABC shall not, and shall not permit or assist others to, remove or modify any copyright, patent or other proprietary labels or markings on the Product or the packaging provided by Supplier

4.	SUPPLIER OBLIGATIONS

a.
Purchase Orders. ABC shall submit purchase orders via EDI in the industry standard format. For the first [***]from the start of the contract, ABC shall submit purchase orders through email or via Fax. All purchase orders shall be subject to Supplier’s reasonable approval and acceptance. If ABC is requested to submit purchase orders other than via EDI in industry standard. Supplier agrees to accept purchase orders at the prices in effect on the day the order is transmitted. Supplier will notify ABC on the day the order is placed of any Product adjustments or purchase order delays. Purchase orders are valid for [***] and Product should not be shipped against a purchase order older than [***] without the ABC buyer’s written agreement.

b.
New Item Set-up. Supplier will provide ABC with completed New Item Set-up Sheets for all new items proposed to ABC for stocking through the Link item set-up process, and promotional fact sheets for all promotions.

c.	Minimum Order Amounts. Supplier and ABC will set mutually agreeable minimum purchase order amounts, if applicable. The net amount of the original purchase order will determine if that minimum is met.

d.
Delivery Times. Supplier will make commercially reasonable efforts to ship all ABC orders completely and to deliver them within a mutual agreeable schedule not to exceed four (4) business days of order placement. A complete order is defined as all products not currently designated as backordered, unavailable, or discontinued at time of delivery. A notification of all Products falling into one of these designated status groups must be provided to ABC, in writing, within twenty-four (24) hours of order placement. This notification shall include the reason for the delay and the expected availability date.

e.
Inbound Fill Rate: Supplier agrees to maintain no less than a [***]raw fill rate measured monthly. The fill rate is defined as total quantity delivered within [***]of the -expected arrival date divided by the total quantity ordered. If ABC attempts to purchase more than [***] of its prior ninety (90) day average or [***] of a forecast submitted at least thirty (30) days in advance, the Product(s), to the extent in excess of [***] of the prior average or forecast, will not be included in the applicable month’s measurement. Products that are discontinued or unavailable will not be included after [***] upon written notification of such status.

f.
Outbound Pill Rate. Supplier agrees to support a raw outbound fill rate of [***]. This fill rate is measured monthly and is defined as customer lines filled divided by customer lines ordered. Supplier shall not be obligated to meet outbound fill rate incurred from errors caused due to storage and handling by ABC.

g.
Shipping. Labels. Supplier agrees to place a label on the package that states “REPACK” (this alerts the DCs that it contains multiple sku’s and ensure the packing slip lists the items enclosed and either placed in the outside plastic sleeve on the outside of the box or enclosed within.

h.
Drip Ship Orders. In the event ABC or Supplier elects to drop ship Product(s) to an ABC customer, all other provisions of the Agreement, including returns, remain in effect. To the extent that Supplier receives an order directly from one of ABC’s retail customers, Supplier must verify in advance that customer is in good standing with the servicing ABC division.

i.	Invoicing. The Supplier will not invoice orders until the Product has been shipped to ABC. Invoices and credit memos will be transmitted electronically in the industry standard format.

j.
Shipment Champs, Title and. Risk of Loss. All orders are to be shipped by Supplier to ABC [***]. Supplier shall pay for [***]. Supplier is responsible for [***]. Title to and risk of loss of products sold hereunder will pass to ABC upon [***].

k.
Short Dated Product. Supplier agrees to ship Products with not less than [***] months shelf life remaining, unless Product is manufactured with a limited shelf life less than the above, in which case such Product will be shipped with ABC’s approval. At ABC’s discretion, short dated Product may be accepted on a case-by-case basis in individual purchase situations, and such shipment must be approved in writing by the ABC buyer.

l.
Notice of Promotional Activities/Buy-in Opportunities. Supplier agrees to provide ABC prior notice of marketing activities to ABC customers involving guaranteed sale provisions and/or other distribution and promotional activities.

m.
Accounts Receivable Statement. Supplier agrees to provide ABC with a monthly accounts receivable electronic statement for all open transactions when capable In the interim Supplier will supply ABC with an excel spreadsheet of accounts receivable open transactions.

n.
Date of Price. Supplier agrees to accept purchase orders at the prices in effect on the day of purchase. Supplier will notify ABC on the day the order is placed of any Product adjustments or other delays from held purchase order delays,

o.
Price Changes. Supplier agrees to electronically communicate all price changes to ABC no later than [***] prior to the effective date to: [***]. Supplier agrees to work with ABC to insure that adequate pre price increase inventory is available to ABC. In the event of a shortage, Supplier will back-order all inventory ordered on any dates prior to the effective date of the price increase. In some cases a mutually agreed to credit can be given in lieu of Product. If Supplier does not give notice in accordance with this section, Supplier agrees to compensate ABC for the dollar difference between the WAC in effect prior to the price change and the new WAC multiplied by the number of units sold between the effective date and the date and time ABC became aware of the price change and entered the pricing change into the system.

p.	Price Protection. Supplier agrees to provide price protection to ABC and to adjust on-hand and in-transit inventory in the event of a product price reduction.

q.
Credits. Supplier will pay ABC all compensation due (including without limitation, payments, credits, product allocations, and/or bill-back program amounts) within [***] of determination. Exceptions shall be resolved with ABC’s Accounts Payable Department. ABC reserves the right to make deductions. With respect to correspondence relating to invoices or claims due to shortages and/or damages (concealed or otherwise), returns, or pricing — Supplier will respond with POD or disposition by contacting the assigned Accounts Payable Vendor Services Representative via email at [***]. If Credits no longer hold value to ABC, Supplier will issue cash in lieu of credit.

r.
Product Recall Reimbursement. Supplier agrees to abide by all I-IDMA published guidelines for product recall reimbursement and will reimburse ABC in accordance with its standard rates. ABC will not be obligated to handle partial containers.

s.
JAW Compliance. Supplier will comply with all applicable federal, state and local laws, and applicable government contracting requirements/regulations including but not limited to those laws, requirements and regulations governing the manufacture, purchase, handling, sale, marketing and distribution of Products purchased under this Agreement.

t.
Supplier will work together with AmerisourceBergen to comply in all material respects with all applicable provisions of DSCSA, Title II of the Drug Quality and Security Act of 2013, as may be amended, with respect to the supply and distribution of the Products.

Supplier understands that all Products offered for sale to the United States Government under this Agreement must be compliant with the Trade Agreements Act (TAA) (19 U.S. C. 2501, et seq.). As such, Supplier certifies that all Products will be Country of Manufacture confirmed pursuant to the TAA requirements. If Supplier is not the actual manufacturer of the Products supplied to ABC, Supplier certifies that it has supporting information on file from the manufacturer of the Product. If any information previously provided to ABC changes, Supplier shall provide thirty (30) days prior notice to ABC. Supplier understands that ABC is relying on Supplier’s certification to meet its contractual obligations to the government. If any information regarding Supplier’s compliance with the TAA that is provided by Supplier to ABC is inaccurate, Supplier shall be deemed to be in material breach of this Agreement.
Supplier agrees to comply with ABC’s Code of Ethics and Business Conduct Policy (“Code of Conduct”), including, but not limited to, those sections on Fraud & Abuse Laws, Antitrust & Competition Laws and Anti-Bribery/Anti-Corruption Laws, and specially the Anti-Bribery/Anti-Corruption Compliance Policy No. 6, The Code of Conduct can be found at Investor Relations tab, Corporate Governance, of www.amerisourcebergen.com. In the event Supplier violates ABC’s Code of Conduct, the Fraud & Abuse Laws, Antitrust & Competition Laws, or Anti-Bribery / Anti-Corruption Laws, Supplier shall be deemed to be in material breach of this Agreement.
The parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

u.
Supporting information / Records. Each party shall provide any documentation, certification or instructions to the other party reasonably necessary for full compliance with federal, state and local laws with respect to the handling, storage, sale and distribution of the Products, including without limitation, any documentation, certification or instruction regarding the classification, handling and shipping of any hazardous materials and compliance with the TAA. Each party shall maintain federal, state and local registrations, licenses and permits necessary for the lawful handling or distribution of all Products and immediately notify the other party of any denial, revocation or suspension of any such registration or any changes in the Products subject to this Agreement. Supplier shall report any administrative, civil or criminal action currently pending or arising after the effective date of this Agreement by local, state or federal authorities against Supplier, its officers or employees, regarding alleged violations of the Controlled Substances Act of 1970, as amended, or other comparable legislation, and provide ABC with complete information concerning the disposition of such action. If Products include controlled substances, Supplier shall provide ABC with a copy of its DEA certificate.

v.
Allocation. Supplier agrees to work with ABC to ensure that any allocation program not related to Product availability does not cause an out-of-stock situation. If ABC validates to Supplier a potential out-of-stock condition, Supplier will use commercially reasonable efforts to adjust

ABC’s allocation to meet demand. Supplier will use commercially reasonable efforts to provide ABC thirty (30) days (or such other period as is commercially feasible) advance notice of any changes in Supplier’s credit line and allocation processes.

w.
New Product Launches. Recognizing the uncertainty associated with new Product launches, the parties agree as follows: Prior to the delivery of the initial stocking order, ABC and Supplier will jointly determine the amount of the initial stocking order that will be sold to ABC.

x.	Chargebacks. Supplier shall comply with ABC’s Contracts and Chargeback Administration policy in effect from time to time.

5.	RETURNS
In consideration of ABC agreeing not to return any Products (other than as expressly set forth or referenced in this Section 5), Supplier shall pay ABC a [***]. The returns allowance shall be invoiced monthly and payment shall be due within [***] of the date of the invoice, If the returns allowance is not received within specified timeline, ABC reserves the right to deduct the amount due from payments owing to Supplier. ABC shall be responsible for all third party returns that are initiated through, or by, or are within, or under, the control of, ABC (“ABC’s Third Party Returns”), excluding (1) returns made by a customer of ABC to whom Supplier has drop shipped the Product that is sought to be returned, and (2) returns initiated by the ultimate end user of a Product pursuant to a valid Product warranty claim; provided, that, with respect to third party product return claims (other than ABC’s Third Party Returns) that Supplier is responsible for resolving pursuant to the terms of this Agreement, the parties acknowledge and agree that: (A) Supplier shall be under no obligation to accept such returns, and (B) it shall be the sole decision of Supplier (in its sole and absolute discretion) as to whether, and in what manner, to accept any such returns.
The Returns Allowance shall not cover: (i) products needing to be returned because of recalls (ii) return of damaged products pursuant to and in accordance with Section 6 hereof; and (iii) Products with regard to which ABC notifies Suppler within [***] of physical delivery of such Products to the destination specified by ABC that such Products were received in quantities less than shown on Supplier’s relevant shipping documents and ABC elects to return all Products received as opposed to having Supplier correct any shortfall (items (i) through (iii), are hereinafter referred to as “Permitted Returns”). With respect to Permitted Returns, the parties acknowledge and agree that; (A) Supplier shall be under no obligation to accept such returns, and (B) it shall be the sole decision of Supplier (in its sole and absolute discretion) as to whether, and in what manner, to accept any such returns. Supplier and ABC agree to review the Returns Allowance In [***] from effective date of this agreement, to the extent that, and only the extent that, the amount of Permitted Returns to Supplier and ABC’s Third Party Returns during that [***] exceed the Returns Allowance.

6.	DAMAGED PRODUCTS
Should Products sold to ABC be received in obvious damaged condition, ABC will note on the delivery slip the apparent damage and shall be entitled to promptly return the damaged Product to the Supplier. Damage will be reported promptly to Supplier’s customer service department to determine the disposition instructions. ABC shall use commercially reasonable efforts to conduct a reasonable inspection of Products received by it pursuant to this Agreement to determine if there is any damage to such Products that was not apparent at the time of delivery. In the event of concealed damage that could not have been identified by ABC’s inspection and is not caused by ABC’s handling, storage or transportation of the applicable product, ABC shall report such concealed damage with [***] from discovery. ABC shall hold such damaged Products for inspection by the insurer, the carrier, or Supplier’s designated representative for up to [***]. With respect to any Damaged Products that are not the result of ABC’s handling, storage or transportation of the Product, then ABC, shall be entitled to deduct any payments made for the applicable Damaged Product from amounts owing to Supplier and return the Product at the Supplier’s expense. Amounts deducted by, or credited back to, ABC for damaged products shall not be subject to the Primary Distribution Services Fee or the Return Allowance.

7.	SHIPMENT ERRORS
In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any over shipment, the Supplier shall immediately contact the ABC purchasing department and shall comply with any reasonable directions provided by ABC. Supplier will be responsible for any related freight or accessorial charges caused by the error,

8.	CONFIDENTIALITY

a.
In order to facilitate this Agreement, either party (“Disclosing Party”) may disclose to the other party (“Receiving Party”) certain confidential or proprietary information subject to this Agreement. All documents and other information provided to Receiving Party by Disclosing Party pursuant to this Agreement, including any information concerning prices, quantities purchased by any customer, data or other terms and conditions, shall be held by Receiving Party in strict confidence and not disclosed either directly or indirectly to any third party and shall only be used for purposes of Receiving Party fulfilling its obligations under this Agreement. Receiving Party acknowledges that money damages alone would not be a sufficient remedy for any violation by it of the terms of this Agreement addressing use or disclosure of other confidential information of Disclosing Party and that Disclosing Party will be entitled (in addition to any other remedies which may be available to it at law or in equity) to specific performance and injunctive relief as remedies for any such violation. Each party shall keep the terms and conditions of this Agreement and any amendments or addenda thereto confidential. The provisions of this Section shall survive termination,

b.
The obligations imposed by this Section 8 shall not apply to information which (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes a part of the public domain by publication or otherwise, through no fault of the Receiving Party; (iii) at the time of disclosure is already in the Receiving Party’s possession, except through prior disclosure by either party or an affiliate of either of them, and such possession can be properly documented by the Receiving Party in its written records, and was not made available to the Receiving Party by anyone owing an obligation of confidentiality to the Disclosing Party; or (iv) is rightfully made available to the Receiving Party from sources independent of the Disclosing Party.

c.
To the extent that Confidential Information of the Disclosing Party is legally required to be disclosed in the course of the litigation or other legal or administrative proceedings or otherwise as required by law, the Receiving Party shall, to the extent permitted, (1) give the other party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of such information, (2) only disclose the minimum Confidential Information necessary with respect to the applicable litigation, legal administration proceeding or as required by applicable law.

d.	The confidentiality provision of this Section 8 shall survive any termination or expiration of this Agreement.

9.	INSPECTION OF RECORDS
Supplier and ABC agree to maintain complete and accurate records of all transactions related to the conduct of business under this Agreement. Both parties will permit reasonable audit and inspection of such records upon reasonable notice and during regular business hours for the limited purpose of resolving business disputes arising hereunder or in connection herewith or as necessary to respond to an audit or investigation by a government agency or other competent authority. If it is determined, based on any such inspection or audit, that either party has received excess credits, upon confirmation of such finding, such party shall immediately pay any excess amount to the other.

10.	RELATION OF PARTIES

a.	Except as otherwise specified, ABC is acting pursuant to this Agreement in the capacity of an independent contractor distributing the Products of Supplier as well as products of other manufacturers.

b.	ABC shall have no authority to bind Supplier unless otherwise agreed to between Supplier and ABC.

c.	Supplier shall not use ABC’s name, trademarks or commercial symbols without the prior written consent of ABC.

d.
Nothing contained in this Agreement shall be interpreted or construed so as to characterize the relationship between the parties as a joint venture, partnership, agency or franchise for any purposes whatsoever.

11.	WARRANTY/INDEMNITY

a.	Continuing Guaranty. As a condition precedent to ABC entering into this Agreement, Supplier shall execute the Continuing Guaranty and Indemnification Agreement set forth as Exhibit A.

b.	Representations and Warranties. Supplier represents and warrants to ABC that (I) [***].

12.	INDEMNIFICATION

a.
In addition to any indemnities or remedies specifically set forth elsewhere in this Agreement, each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other, its agents, servants, employees, officers, directors, attorneys, subsidiaries, affiliates, parent and assigns from and against ail third party claims (including, but not limited to, product liability claims and claims relating to “class of trade” pricing), losses, damages, liabilities and expenses, including without limitation reasonable legal fees and court costs (collectively, “Indemnifiable Losses”), arising out of (i) the material breach by the Indemnifying Party of any obligation contained herein, or (ii) the fraud, intentional misconduct, negligent acts or omissions or wrongdoing of any kind alleged or actual on the part of the Indemnifying Party.

b.
In the event that any party to this Agreement shall incur any Indemnifiable Losses in respect of which indemnity may be sought by such party pursuant to this Section 11 or any other provision of this Agreement, the party Indemnified hereunder (the “Indemnified Party”) shall notify the Indemnifying Party promptly. Such notice shall in any event be given within a reasonable period of time of the filing or assertion or becoming aware of any claim against the Indemnified Party, stating the nature and basis of such claim; provided, however, that any delay or failure to notify the Indemnifying Party of any claim shall not relieve it from any liability except to the extent that the Indemnifying Party demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. The Indemnifying Party shall, within a reasonable period of time of its receipt of notice of such claim or being made aware of such claim, notify the Indemnified Party of its intention to assume the defense of such claim. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnifying Party any rights or claims to which the Indemnified Party is entitled. Payment of Indemnifiable Losses shall be made within a reasonable time after a final determination of a claim. A. final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, If there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (d) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

c.	The indemnification provisions of this Section 11 shall survive any termination or expiration of this Agreement.

13.	MISCELLANEOUS

a.
Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed given upon delivery, when delivered personally or by overnight courier, fax or email with confirmation of receipt, or forty-eight (48) hours after being deposited in the United States Mail, postage prepaid, registered or certified, return receipt requested, addressed to the receiving party at its address indicated on page 1 of this Agreement or to such other address as such party shall have indicated by written notice. A copy of any notice provided to ABC must also be sent to ABC’s General Counsel at the ABC address listed on page 1.

b.
Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations hereunder without the consent of the other party to a subsidiary or affiliate or to an entity which purchases all or substantially all of the party’s stock or assets or acquires control of the party, whether by merger, consolidation or any other means.

c.
Governing Law/Interpretation. The Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue. Headings of the various Sections are not part of the context of this Agreement, and are only labels to assist in locating those Sections, and will be ignored in construing this

Agreement. When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires. “And” includes “or.” “Or” is disjunctive but not necessarily exclusive. “Including” means “including but not limited to.”

d.
Legal Compliance. It is the Intent of the parties to this Agreement to comply now, and hereafter during the term of this Agreement, with all federal; state, professional and other laws, statutes, regulations, rules, policies and protocols applicable to the subject matter of the Agreement and the relationship of the patties, including, without limitation, any reporting obligations (such as Average Selling Price) under any state or federal law. In the event there is any change in law, regulation or interpretation thereof that has the effect of prohibiting any right or obligation of a party under this Agreement or materially affects such right or obligation, then such party may upon notice to the other party immediately terminate this Agreement in whole or in part.

e.
Force Majeure. Each party’s obligation under this Agreement will be excused to the extent any delay is caused by strikes or other labor disturbance, acts of God, war, terrorism, shortage of materials or transportation, or other conditions beyond the reasonable control of that party, but only during the duration of such condition and provided such party gives prompt written notice thereof to the other party.

f.	Benefits. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

g.
Complete Agreement. Except for any Continuing Guaranty and Indemnification Agreement, this Agreement, together with the Exhibits hereto, contains the entire agreement between the parties and supersedes any prior agreement or understanding concerning the subject matter herein between the parties, including any and all return policy terms and conditions that may be presented to ABC.

h.	Modification. This Agreement may be modified, or rights hereunder waived, only in a writing signed by both parties that expressly references this Agreement.

i.	Publicity. Neither party shall have the right to issue a press release, statement or publication regarding the terms and conditions of or the existence of this Agreement.

j.	Most Favored Nations Clause. Supplier agrees not to offer payment terms that are less favorable to ABC than the payment terms offered to any other wholesale customer of Supplier.

k.
Survival. The representations and warranties under this Agreement which, by their terms and conditions, show the parties intended them to survive the termination of this Agreement for any reason, including provisions governing confidentiality, indemnification and liability, shall survive the expiration or earlier termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

DEXCOM INC.		AMERISOURCEBERGEN DRUG CORPORATION
By:	s/ Jess Roper	By:	s/ Timothy J. Baker
Name:	Jess Roper	Name:	Timothy J. Baker
Title:	CFO	Title:	Vice President – Consumer Products
Date:	November 4, 2015	Date:	November 5, 2015

EXHIBIT A
CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT
The undersigned guarantees to AmerisourceBergen Corporation and each of Its subsidiary companies and their successors that (i) any food, drugs, devices, cosmetics, or other merchandise (“Products”) now or hereafter shipped or delivered by or on behalf of the undersigned and its affiliates (“Guarantors”) to or on the order of AmerisourceBergen Corporation or any of its subsidiaries will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited under applicable federal, state and local laws, Including applicable provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.G. §301 et seq. (“FDGA”), and Sections 351 and 361 of the Federal Public Health Service Act, 42 U.S.C. §§ 262 and 264, and their implementing regulations (“Applicable Laws”), each as amended and in effect at the time of shipment or delivery of such Products; (ii) Products are not, at the time of such shipment or delivery, merchandise that may not otherwise be Introduced or delivered for introduction Into interstate commerce under Applicable Laws, including FDCA section 301 (21 U.S.C. §33I); and (iii) Products are merchandise that may be legally transported or sold under the provisions of any other applicable federal, state or local law. Guarantors guarantee further that, in the case of food shipments, only those chemicals or sprays approved by federal, state or local authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed from Products.
Guarantors shall promptly defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries harmless against any and all claims, losses, damages, costs, liabilities and expenses, including attorneys’ fees and expenses, arising as a result of (a) any actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any Products of Guarantors, including any prosecution or action whatsoever by any governmental body or agency or by any private party, Including claims of bodily injury, death or property damage, (o) any actual or asserted claim that Guarantors’ Products infringe any proprietary or intellectual property rights °fury person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence, willful misconduct or breach of contract except to the extent arising from the negligence, willful misconduct or breach of contract of AmerisourceBergen or its affiliates.
Guarantors shall maintain primary, noncontributory product liability insurance of not less than [***] per occurrence for claims relating to Products. This insurance must include AmerisourceBergen Corporation, its subsidiaries and their successors as additional insureds for claims arising out of Products. Guarantor shall provide for at least thirty days’ advance written notice to AmerisourceBergen Corporation of cancellation or material reduction of the required insurance. If the required insurance is underwritten on a “claims made” basis, the insurance must include a provision for an extended reporting period (“ERP”) of not less than twenty-four months; Guarantors further agree to purchase the ERP If continuous claims made insurance, with a retroactive data not later than the date of this Agreement, is not continually maintained or is otherwise unavailable. This insurance shall be with an insurer and in a form acceptable to AmerisourceBergen Corporation, and any deductible or retained risk must be commercially and financially reasonable and acceptable to AmerlsoureeBergen Corporation. Guarantors warrant that they have sufficient assets to cover any self-insurance or retained risk. Upon request, Guarantors will promptly provide satisfactory evidence of the required insurance.
Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by Guarantors or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries and Guarantors. If the language Agreement conflicts with the language in any other document, the language in this Agreement controls.

Dexcom, Inc.                    s/ Jess Roper                11-4-2015
Guarantor’s Company Name            Signature of Authorized Officer    Date

Jess Roper, CFO
Print Name and Title

__________________________________________
Address of Company

__________________________________________
Phone

EXHIBIT B
EDI852 PRODUCT ACTIVITY DATA

EDI 852 transmissions will be sent weekly, They are typically provided by the end of the first business day following the end of the chosen reporting period.
Table 1: EDI 852 Transmission Format

Element	Comments
Date	Reporting Date.
Division DUNS + 4	ABC Corporate DUNS number plus four digit division identifier.
Division DEA Number	ABC division registered DEA number.
NDC or UPC
Contains the Item’s NDC or UPC Identifier. Typically, the NDC number Is sent If a Material has both. In the event that an NDC or UPC Is not available, Manufacturer Product Code or other Identifier will be sent.

ABC Item Number	Represents ABC’s Internal SAP Material Number.
4P	On Order Quantity—The amount of Inventory on-order with the manufacturer.
QA	On Hand Quantity—The saleable on-hand quantity at the time of the reporting snapshot.
QS
Sales Out Quantity— Represents the total invoice units for regular sales. It may also include Intercompany sales, or pm-book dock-to-dock sales If manufacturer does not separately receive one or more of those sales types. It does not Include drop-ship sales and Is not net of any customer returns. Credit/re-bill invoices are not Included,

40	Omit Quantity— Filtered for customer order errors and corporately discontinued Items. Intercompany omits are always excluded,
Q1	Inbound Transfer Quantify— Represents Inbound stock transfer order quantity In the receiving division, Works in conjunction with QZ.
QZ	Outbound Transfer Quantity— Represents the outbound stock transfer order quantity in shipping division, Works in conjunction with QI.
QD	Forecaster/ Unit Demand— ABC’s 28-day unit forecast. A multiplying factor can be applied to represent data In a different time period upon request (i.e. 99 day forecast).
QR	Saleable Quantity Received— Purchase order quantities received from the manufacturer and from stock transfer orders. Pre-book purchase order quantities are Included.
QT	Inventory Adjustments (Positive)— Reports positive adjustments to saleable Inventory. Works In conjunction with QH.
QH	Inventory Adjustments (Negative)— Reports negative adjustments to saleable inventory. Works In conjunction with QT.
QU	Saleable Customer Return Quantity— Inventory units returned by the customer which Is deemed saleable and returned to stock.

Records will normally only be created for those Items which are actively stocked in an AmerisourceBergen division. This does not Include any re-packaged inventory that may be purchased from AHP. Puerto Rico Division activity Is typically Included unless otherwise specified.
In the event that a disruption with the transmission occurs, AmerisourceBergen will have up to five (5) business days following notification by the supplier to remedy the situation. AmerisourceBergen will exercise reasonable care to avoid material errors In gathering, processing and delivering Data.
The parties will work together In good faith to establish EDI feeds. However, in the event that the supplier is unable to receive electronic EDI feeds, then a report in an alternate format will be provided.

EXHIBIT C
EDI867 SALES REPORTING DATA
EDI 867 transmissions will be sent weekly. They are typically provided by the end of the first business day following the end of the chosen reporting period.
Table 2: EDI 867 Transmission Format

Element	Comments
Date of Transmission	Date when EDI 867 transmission Is sent,
Date Range	Time period of events Included in the current transmission.
Division DEA Number	Contains the DEA number assigned to the division.
Division HIM Number	Contains the IIIN number assigned to the division.
Customer Name and DEA Number	Represents the customer’s name and the DEA number assigned to them,
Customer Street Address	Represents the street address for the customer.
Customer City, State, and P	Represents the city, state, and ZIP of the customer’s location.
Customer HIN Number	Contains the HIN number assigned to that customer.
NDC or UPC	Represents the NDC or UPC number assigned to the product Involved In the transaction. In the event that an NDC or UPC Is not available, Manufacturer Product Code or other Identifier will be sent.
Unit Cost	Represents the wholesale acquisition cost for the product.
Invoice/Credit Number and Invoice/Credit Date	Represents the Invoice/credit number and the time when the Invoice was issued.
380	Unit Quantity Sold or Returned.
782	Extended Wholesale Cost— Based upon the quantity sold/returned multiplied by the wholesale acquisition cost of the product.
SS	Regular sales Quantity— Includes regular trade sales.
BQ	Pre-took Dock-to-Dock Sales Quantity— Includes sales quantities reported from Invoices coded with pre-book special handling codes.
RV	Customer Quantity Retinal – Includes all quantity returned unless only saleable returns are specified.

AmerisourceBergen may, solely due to contractual requirements, be required to block all or certain fields related to the data that discloses the identity of a particular shipping (DEA) location. AmerisourceBergen will not be required to share 867 data that allows the Supplier to determine the actual identity and physical address, including the full zip code, of the non-consumer end purchaser of the product.
Sales of any re-packaged inventory that may be purchased from AHP will not be reported through this process.
In the event that a disruption with the transmission occurs, AmerisourceBergen will have up to five (5) business days following notification by the supplier to remedy the situation. AmerisourceBergen will exercise reasonable care to avoid material errors in gathering, processing and delivering Data.